Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:

Luther J. Nussbaum
Chairman and CEO
First Consulting Group
562-624-5221
lnussbaum@fcg.com

Chuck McBride
CFO
First Consulting Group
562-624-5300
cmcbride@fcg.com
Thomas A. Reep
Vice President, Investor Relations
First Consulting Group
562-624-525
treep@fcg.com

FCG PURCHASES DAVID S. LIPSON’S FCGI HOLDINGS

•                  Purchase Price is $15. Million for Outstanding Shares and In-the-Money Options

•                  One-Time Charge of $1.6 Million in Q1 2004 Expected from the Premium of the Purchase Price Over Market

•                  Lipson Resigns from FCG Board of Directors

•                  Repurchase Represents Approximately 7.5% of FCGI Outstanding Shares

LONG BEACH, Calif., February 27, 2004 – First Consulting Group, Inc. (Nasdaq:  FCGI) today announced that it has repurchased all outstanding shares of the Company held by David S. Lipson, one of FCG’s directors and the former CEO of Integrated Systems Consulting Group, Inc. (ISCG).  FCG acquired ISCG in December 1998.  The Company also purchased any in-the-money options to purchase FCG common stock held by Mr. Lipson.  The aggregate purchase price for the shares and options held by Mr. Lipson was $15.1 million.  As a result of the transaction, Mr. Lipson has resigned from the Board of Directors effective immediately.

Since his initial acquisition of FCG common stock, Mr. Lipson has on numerous occasions disagreed with the Company’s management and board of directors regarding the strategic direction of the Company.  In February 2001, Mr. Lipson filed a Schedule 13D regarding his stock holdings indicating his intention to “monitor closely” the Company’s business and management’s efforts to increase stockholder value.

The purchase by FCG of Mr. Lipson’s ownership interest includes all of the 1,962,400 outstanding shares of common stock of FCG held by Mr. Lipson, together with 32,000 in-the-money options to purchase shares of common stock of FCG.  The aggregate purchase price for the shares and the options represent a premium of approximately 11% over the closing price of FCG’s common stock on February 26, 2004.

For financial reporting purposes in the first quarter of 2004, FCG expects to record a charge of $1.6 million without any tax benefit, which charge is based on the premium included in the purchase consideration.  From a tax perspective, no amounts of the purchase price are allocable to any of the restrictive covenants agreed to by Mr. Lipson in the agreement.  The Company expects the transaction to be accretive in the last 3 quarters of 2004, although the accretion is not currently expected to be a material amount.  The transaction is expected to have no impact on FCG’s operating income for the first half of 2004; however, the Company’s ability to achieve GAAP profitability in the first half of 2004 may be impacted.  There are currently no other changes to the outlook provided by the Company in its February 19, 2004 financial results press release.Other material terms of the transaction are as follows:

•          The purchase price is comprised of cash, a portion of which Mr. Lipson has used to repay in full indebtedness owed by Mr. Lipson to FCG of $328,210.99.

•          In the event FCG were to announce or consummate a change in control transaction prior to the first anniversary of this transaction, or if the Company were to enter into negotiations regarding a change in control transaction prior to the first anniversary and subsequently announce publicly a definitive agreement for or consummate a change in control transaction within the 18 months following the closing of this repurchase transaction, FCG would pay to Mr. Lipson, upon the closing of such change in control of FCG, an amount equal to the difference of $7.50 per share and the change in control transaction price per share, if such change in control price per share amount is higher.

•          12,000 out-of-the-money options held by Mr. Lipson will remain outstanding and may only be exercised on or before the first anniversary of this repurchase transaction.  Upon receipt of Mr. Lipson’s notice of exercise, FCG will repurchase such options and pay to Mr. Lipson the difference between the exercise price and the then fair market value of the shares issuable.

•          Mr. Lipson will be subject to a non-compete agreement, a mutual non-disparagement agreement, a non-solicitation agreement and a standstill agreement.  The parties have agreed that no amounts of the purchase price will be allocated to these covenants for tax purposes.

•          Mr. Lipson also granted to the Board of Directors of FCG an irrevocable proxy for any of FCG’s securities that he owns or acquires after the closing of FCG’s purchase in this transaction.

•          FCG and Mr. Lipson executed a mutual release of claims.

Luther Nussbaum, FCG’s chairman and chief executive officer, said, “We are very pleased to be able to use some of the significant cash that FCG has generated over the last few years to

complete this transaction with David Lipson.   The transaction affords Mr. Lipson liquidity and, more importantly, resolves any distractions associated with Mr. Lipson’s disagreement with FCG regarding the strategic direction of the Company, while allowing management to continue to focus on building long-term shareholder value.  We are pleased to now have a board of directors and highly motivated management team that can focus all of its energies on profitable growth for FCG.”

Mr. Nussbaum further commented:  “As part of this transaction, FCG received assurances that, for a period of up to 5 years, Mr. Lipson will neither attempt to compete with FCG nor seek to recruit or hire any FCG employees, and yet, the agreement will allow Mr. Lipson to pursue his other interests without harming FCG’s business.  We wish Mr. Lipson well in his new endeavors whatever they may be.”

Mr. Lipson said the following:  “Since we sold ISCG to FCG in 1998, I have tried to be a constructive force on the FCG board of directors, although there have been disagreements about the Company’s strategy.  Given the Company’s current direction, FCG’s interest in purchasing my shares was coincident with my own desires to step off the FCG board of directors and to diversify my FCG holdings, which constitute a significant part of my net worth.  I intend to remain active in business, but I also look forward to spending a great deal of my time sharing a variety of interests with my wife and the rest of my family.”

About FCG

FCG is a leading provider of outsourcing, consulting, systems implementation and integration for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, off-site and offshore outsourced services, FCG provides low cost, high quality offerings to improve its clients’ performance. The firm’s consulting and integration services increase clients’ operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

Forward-Looking Statements

This news release includes forward-looking statements based on FCG’s current expectations, estimates and projections about its industry, management’s beliefs and certain assumptions made by FCG.  These forward-looking statements can typically be identified by use of words such as “believes,” “anticipates” or “expects” and include statements regarding the impact on FCG’s operations and outlook of the transaction described above as well as the accretive nature of the share repurchase.  These forward-looking statements involve known and unknown risks which may cause the Company’s actual results and performance to be materially different from the future results and performance stated or implied by the forward looking statements.

Some of the risks investors should consider include the following: (a) the unpredictable nature of the Company’s pipeline of potential business and of negotiations with clients on new outsourcing and other engagements, resulting in uncertainty as to whether and when FCG will enter into new agreements and whether those agreements will be on terms favorable to FCG; (b) the unpredictable nature of the business of FCG’s clients and the markets that they serve, which could result in clients canceling, modifying or delaying current or prospective engagements with FCG; (c) the importance of FCG’s personnel to its operations, including whether FCG can attract and retain qualified management and personnel and keep personnel utilized on client engagements in order to achieve growth, revenue and profitability; (d) the ability of FCG to increase its sales effectiveness; (e) the ability of FCG to reduce general and administrative expenses, close new large scale implementation projects in the Health Plan practice and return to profitability in the Life Sciences practice; (f) the ability of FCG to integrate acquisitions and realize positive earnings contributions from those acquisitions; (g) the ability of FCG to deliver services from a global operations base, including India, Vietnam and Europe; (h) foreign currency exchange rates and cost of labor and availability of resources in FCG’s offshore development centers; (i) the ability of FCG to effectively manage client expectations and cost reductions on the outsourcing accounts; and (j) other risk factors referenced in the company’s most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission.

In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by FCG or any other person that FCG’s objectives or plans will be achieved.  FCG undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.